As Filed With The Securities and Exchange Commission on January 8, 2002
                                                      Registration No. 333-73824
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                               AMENDMENT NO. 1 TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                              ____________________

                         ADVANCED TISSUE SCIENCES, INC.
             (Exact name of Registrant as Specified in Its Charter)

             Delaware                                  14-1701513
  (State or Other Jurisdiction                      (I.R.S. Employer
of Incorporation or Organization)                  Identification No.)
                              ____________________

                         10933 North Torrey Pines Road,
                           La Jolla, California 92037
                                 (858) 713-7300
    (Address, Including Zip Code, And Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                              ____________________

                               Arthur J. Benvenuto
                Chairman of the Board and Chief Executive Officer
                         ADVANCED TISSUE SCIENCES, INC.
                         10933 North Torrey Pines Road,
                           La Jolla, California 92037
                                 (858) 713-7300
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:

                              Faye H. Russell, Esq.
                              Maria P. Sendra, Esq.
                         BROBECK, PHLEGER & HARRISON LLP
                              12390 El Camino Real
                           San Diego, California 92130
                                 (858) 720-2500
                              ____________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If only the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                              ____________________



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.


===============================================================================

                 Subject To Completion, Dated January 8, 2002


                             PRELIMINARY PROSPECTUS

     The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell our common stock and it is not soliciting an offer to buy our common stock in any state where the offer or sale is not permitted.

                         ADVANCED TISSUE SCIENCES, INC.

                                14,014,842 SHARES

                                  COMMON STOCK

     This prospectus relates to the public offering, which is not being underwritten, of up to 14,014,842 shares of our common stock, which is held by some of our current stockholders.


     Our common stock is traded on the Nasdaq National Market under the symbol "ATIS." On January 4, 2002, the average of the high and low price for the common stock was $4.62.


     The common stock offered involves a high degree of risk. See "Risk Factors" commencing on page 3 for a discussion of some important risks you should consider before buying any of our common stock.


                              ____________________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS            , 2002

                                TABLE OF CONTENTS
                                -----------------
                                                                          Page
                                                                          ----

Advanced Tissue Sciences, Inc...............................................1

Risk Factors................................................................3

Forward-Looking Statements.................................................11

Where You Can Find More Information........................................11

Information Incorporated By Reference......................................12

Use Of Proceeds............................................................12

Plan Of Distribution.......................................................13

Selling Stockholders.......................................................15

Legal Matters..............................................................15

Experts....................................................................15

                         ADVANCED TISSUE SCIENCES, INC.

     We are a leader in the field of tissue engineering, using our patented technology to develop human-based tissue products for a variety of therapeutic applications. We use principles of cell biology, bioengineering, biochemistry, polymer science and transplant science in order to culture living human cells, either within, "in vivo", or outside, "ex vivo", the human body, in a way that allows the cells to develop and assemble into a functioning three-dimensional tissue. With this human-based tissue development technology, we have successfully replicated a number of human-based tissues that are being developed for the purpose of replacing or repairing diseased, damaged or aging tissue and organs.

     Our strategy uses our core technology, a human-based tissue development technology, to generate our currently marketed products, as well as a broad portfolio of potential products. By building upon our base of scientific knowledge through the continued application of this technology, we believe that we have achieved, and will continue to achieve, significant synergies in the development, clinical testing and manufacture of successive products. We also seek to increase the potential use of our products by identifying and pursuing multiple indications for each product.

     Our executive offices are located at 10933 North Torrey Pines Road, La Jolla, California 92037, and our telephone number is (858) 713-7300.

     Our trademarks, trade names and service marks referenced in this prospectus include Dermagraft(R), NOURICELTM, LaserDermTM and Anginera.(TM) TransCyte(R) is a registered trademark of our joint venture partner, Smith & Nephew. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

RECENT DEVELOPMENTS
-------------------

     In October 2001, Advanced Tissue Sciences and Smith & Nephew plc announced receipt of a letter from the U.S. Food and Drug Administration, or FDA, stating that the agency has approved the Premarket Approval Application for Dermagraft in the treatment of chronic foot ulcers in patients with diabetes. With this decision, We are the first company to have gained FDA approval for a tissue-engineered, living dermal substitute that is human-based, mass produced and cryopreserved. This approval resulted in a $5 million milestone payment to us from Smith & Nephew.

     We have two joint ventures with Smith & Nephew. The first covers the application of our tissue engineering technology for skin wounds. This includes Dermagraft, which has been approved in the United States and other countries for the treatment of diabetic foot ulcers and has been approved in Canada for the treatment of lower limb ulcers, partial- and full-thickness chronic wounds, the promotion of granulation tissue and the preparation of wounds for skin grafting. The joint venture also includes TransCyte for the temporary covering of second- and third-degree burns, and future developments for venous ulcers, pressure ulcers, burns and other non-aesthetic wound care treatments. The second joint venture is developing tissue-engineered orthopedic cartilage, initially focusing on the repair of cartilage in knee joints.

     Also in October 2001, we entered into a collaboration with Medtronic, Inc. to explore the application of our technology in areas of therapeutic interest to Medtronic.

     Under the terms of the collaboration, we will explore the application of our technology in the areas of cardiovascular, neurological, endocrine and spinal. An affiliate of Medtronic invested $20 million in shares of our common stock in return for specified rights including the following:


     o a right of first refusal to participate in the further development and commercialization of our epicardial angiogenesis therapy known as Anginera, a human fibroblast cell mesh for stimulating new blood vessel growth, and therefore increased blood flow, in diseased or damaged tissue in the epicardial surface of the heart


     o a right of first offer/first negotiation to participate in other programs within the cardiovascular neurological, endocrine and spinal areas where we elect not to pursue those programs internally

     o a limited non-exclusive license to our intellectual property in the four therapeutic areas identified to facilitate Medtronic's exploration of cell and tissue-engineered technology in combination with Medtronic's medical devices

     We retained rights in the cardiovascular area related to development of tissue-engineered vascular grafts. Both companies have agreed to discuss potential Medtronic participation in this area as a separate and additional collaboration.

     As a part of the collaboration, we have also agreed to nominate a representative of Medtronic to our board of directors.

                                  RISK FACTORS

An investment in our common stock is subject to many risks. You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus, including the financial statements and the related notes. Our business, operating results and financial condition could be harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.


RISKS RELATED TO OUR BUSINESS
-----------------------------

WE HAVE A HISTORY OF LOSSES AND MAY NOT BECOME PROFITABLE.

     To date, we have experienced significant operating losses in funding the research, development, testing and marketing of our products and expect to continue to incur substantial operating losses. Through September 30, 2001, we had incurred cumulative net operating losses of $283.6 million. Our ability to achieve profitability depends in part upon our ability to successfully manufacture and market Dermagraft and TransCyte for skin ulcers and burns, and to manufacture collagen and our nutrient solution for aesthetic applications. We may never achieve a profitable level of operations or even if we achieve profitability, we may not be able to sustain it on an ongoing basis.


IF OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, IT COULD RESULT IN A LOWER PRICE OF OUR STOCK WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL.


     We expect our operating results to fluctuate from period to period based upon when we incur expenses and receive revenues from product sales, contract fees, milestones and other fees. We believe some of these fluctuations may be significant, and you could lose all or some of your investment.

WE WILL NEED ADDITIONAL FUNDS TO SUPPORT OPERATIONS. IF WE ARE UNABLE TO OBTAIN THEM, WE WOULD BE UNABLE TO COMPLETE OUR PRODUCT DEVELOPMENT PROGRAMS AND WOULD HAVE TO REDUCE OR CEASE OPERATIONS, OR ATTEMPT TO SELL SOME OR ALL OF OUR OPERATIONS OR TO MERGE WITH ANOTHER ENTITY.


     The further development of our technology and products as well as any further development of manufacturing capabilities or the establishment of additional sales, marketing and distribution capabilities will require the commitment of substantial funds. Our existing working capital will not be sufficient to meet our needs beyond 2002. We base our forecasts of additional funds on many uncertain variables. such uncertainties include regulatory approvals, the timing of events outside the Company's direct control such as product launches by partners, the success of such product launches, negotiations with potential strategic partners, and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt of major milestones and other payments.

     Potential sources of additional funds include payments from our alliances with Smith & Nephew and Inamed, and to a lesser extent Biozhem and SkinMedica. If, for any reason, Smith & Nephew were to terminate the Dermagraft Joint Venture or, to a lesser extent, the NeoCyte Joint Venture, we would experience a substantial increase in the need for and use of our working capital to support the commercialization and manufacture of our Dermagraft and TransCyte products or the development of our orthopedic cartilage products, and we would need to pursue other means to obtain funds, such as public or private offerings of debt or equity securities, collaborative agreements or extensions of existing arrangements.


     We may not satisfy the milestones for additional funds under the joint ventures with Smith & Nephew or the alliance with Inamed. We also may not be able to obtain adequate funds under other existing or future arrangements when such funds are needed or, if available, on terms acceptable to us.

     Insufficient funds may require us to delay, scale back or eliminate certain of our research and product development programs, license third parties the right to commercialize products or technologies that we would otherwise commercialize ourselves, or attempt to merge with another entity or otherwise reduce or cease operations.

OUR PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET AND MAY NOT BE SUCCESSFULLY COMMERCIALIZED BECAUSE PHYSICIANS AND PATIENTS MAY NOT PURCHASE OR USE THEM, OR PATIENTS MAY HAVE ADVERSE REACTIONS.


     Our products are based on new and innovative technologies and the medical community or the general population may not broadly purchase or use our products as alternatives to existing methods of treatment. We may be unable to sell our products, or as much of our products as we forecast due to:

     o  their respective cost;

     o  concerns related to efficacy;

     o  the effectiveness of alternative methods of treatment;

     o  the insufficiency of third-party reimbursement; and

     o  reports of adverse reactions.

     Any future negative events or other unfavorable publicity involving the use of our products could also limit the acceptance of our products. Both we and Smith & Nephew have limited direct experience marketing or obtaining third-party reimbursement for these types of products.

     Additionally, TransCyte, has been marketed and sold in the United States since 1997, however it has not achieved widespread commercial acceptance. Similarly, Dermagraft was only recently approved for marketing in the United States. TransCyte, Dermagraft or our human-based collagen may never achieve commercial acceptance in the United States or elsewhere.

     Known adverse reactions to Dermagraft and TransCyte, or any other commercially available products that are regulated by the FDA, are detailed in an extensive document that accompanies each product that is shipped. We work extensively with the FDA to arrive at approved language that describes commercially available products in detail, including a listing of adverse reactions that may have occurred.


WE RELY ON THIRD PARTIES TO MARKET, DEVELOP AND SELL OUR PRODUCTS AND THOSE THIRD PARTIES MAY NOT PERFORM SUCCESSFULLY. OUR DEPENDENCE ON THIRD PARTIES AND OUR LACK OF SALES AND MARKETING PERSONNEL COULD LIMIT OUR ABILITY TO DEVELOP OUR PRODUCTS OR TO GENERATE REVENUES FROM PRODUCT SALES.


     We are relying on Smith & Nephew, Inamed and others to market our products both domestically and internationally. Our success in generating market acceptance of Dermagraft and TransCyte will depend on the marketing efforts of Smith & Nephew. Market acceptance of human-based collagen will depend in part on the regulatory and marketing efforts of Inamed. We cannot control the amount and timing of resources that Smith & Nephew, Inamed or others may devote to marketing and selling our products, or their ability or willingness to continue investment in such activities. In addition, the Dermagraft and NeoCyte Joint Venture agreements provide that they may be terminated before their expiration if specified events occur, such as a material default, change of control, partner's election to withdraw, the cessation of the partnership's regular operations for implementing its business purpose, mutual agreement or a voting deadlock on a material issue, all or some of which may be outside of our control.


     If Smith & Nephew does not perform its obligations as expected or if Smith & Nephew has a strategic shift in its business focus, it would be difficult for us to successfully complete the development efforts of the Dermagraft Joint Venture and NeoCyte Joint Venture. Our failure to achieve broad use of Dermagraft for the treatment of diabetic foot ulcers and, to a lesser extent, TransCyte for burn care and human-based collagen for aesthetic applications, would hurt our ability to generate revenues and any future profits.

     To the extent that we choose not to or are unable to establish such arrangements, we would experience increased capital requirements to undertake research, development and marketing of our proposed products at our own expense. If we are unable to meet these expenses, we may be unable to continue our operations.

IF WE, OR OUR PARTNERS, ARE NOT ABLE TO OBTAIN REGULATORY APPROVAL, WE WILL NOT BE ABLE TO SELL THE AFFECTED PRODUCTS.

     To sell our products that are under development, and our existing products for additional applications, we, or our partners, must usually receive regulatory approvals. To obtain approvals for new products, we, or our partners, must conduct clinical studies demonstrating that the respective products are safe and effective, which can be expensive and time-consuming. Similar clinical studies may also be required to obtain approval for additional applications of our existing products. We, or our partners, may be unable to obtain regulatory approval on a timely basis, if at all. If regulatory approval cannot be obtained for a regulated product or any additional application of such a product, that product cannot be sold and revenues will never materialize.

     Our products, or potential products, may not be successful in ongoing or future clinical trials. Such trials may be delayed or halted for various reasons, including:

     o the product is not effective, or physicians think that it is not effective;

     o  patients experience severe side effects during treatment;

     o  patients do not enroll in the study at the rate we expect; or

     o  product supplies are not sufficient to treat the patients in the study.

     In addition, the FDA and foreign regulatory authorities have substantial discretion in the approval process. The FDA and foreign regulatory authorities may not agree that we have demonstrated that our products are safe and effective after clinical trials are completed.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO PREVENT OTHER COMPANIES FROM USING OUR TECHNOLOGY IN COMPETITIVE PRODUCTS. IF WE INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE PREVENTED FROM DEVELOPING OR MARKETING OUR PRODUCTS.

     Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technology and manufacturing processes. Our competitors may develop products that are similar to or the same as our products and market those products after our patents expire, or may design around our existing patents. If this happens, sales of our products would suffer and our ability to generate revenues will be severely impacted. Furthermore, patents may be issued to others that prevent the manufacture or sale of our products. We may have to pay significant fees or royalties to license those patents to continue marketing our products. This would cause any future profits on sales of our products to decline.

     Our dependence upon having exclusive rights to the technology covered under our owned or licensed patents and patent applications is subject to the following risks:

     o  applications may not result in issued patents;

     o current or future issued or licensed patents, trade secrets or know-how may not afford protection against competitors with similar technologies or processes;

     o any patents issued may be infringed upon or be designed around by others, or be challenged and invalidated; and

     o others may independently develop technologies or processes that are the same as or substantially equivalent to ours.

     In addition to patent protection, we also rely on trade secrets, know-how and technology advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent information or obtain access to our know-how.

     Litigation, which is very expensive, may be necessary to enforce or defend our patents or rights and may not end favorably for us or, even if successful, may consume enormous financial and management resources. Any of our licenses, patents or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us.


IF THE THIRD-PARTY SUPPLIERS THAT SUPPLY THE MATERIALS NECESSARY TO MANUFACTURE OUR PRODUCTS DO NOT SUPPLY QUALITY MATERIALS IN A TIMELY MANNER, IT MAY DELAY OR IMPAIR OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS ON A TIMELY AND COMPETITIVE BASIS OR PREVENT OR LIMIT OUR POTENTIAL FUTURE PROFITABILITY.

     Although most of the raw materials used in the manufacture of Dermagraft, TransCyte, and our human-based collagen product are available from more than one supplier, changes in certain critical components could cause the FDA to require us to prove equivalency of the materials or potentially to modify or perform additional clinical trials for such products, which could have the effect of restricting our ability to commercialize our products.

     The mesh framework used by us in the manufacture of Dermagraft is available from only one FDA-qualified manufacturing source, Ethicon, Inc., a subsidiary of Johnson & Johnson. Pursuant to our agreement with Ethicon, so long as we meet agreed purchase levels, Ethicon is to use reasonable efforts to manufacture and sell to us such quantities as we require. The synthetic mesh framework used by us in the manufacture of TransCyte is also available from only one FDA-qualified manufacturing source, Bertek Pharmaceuticals, Inc. Under our agreement with Bertek, Bertek agrees to manufacture and sell to us such quantities ordered which do not exceed certain thresholds based on previous forecasts provided by us. Because the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain component parts and packaging materials in their applications, FDA approval of a new supplier would be required if these materials become unavailable from Ethicon or Bertek. Although there may be other suppliers who have equivalent materials that would be available to us, FDA approval of any alternate suppliers could take several months or years.

     Interruptions in supplies for the manufacture of our Dermagraft, TransCyte and human-based collagen products may occur and we may have to obtain substitute vendors for these materials. Any significant supply interruption would delay our marketing, product development or clinical trial programs. In addition, an uncorrected impurity or supplier's variation in a raw material, either unknown to us or incompatible with our manufacturing process, could prevent or delay our ability to manufacture products. These delays may limit our revenues.


IF OUR PRODUCTS THAT ARE IN AN EARLY STAGE OF DEVELOPMENT ARE NEVER SUCCESSFULLY COMMERCIALIZED, WE MAY NOT HAVE REVENUES TO CONTINUE OPERATIONS.

     We have products that are in an early stage of development. To date, TransCyte is the only regulated product approved for commercial sale in the United States that has been marketed. Dermagraft is now approved for commercial sale in the United States, however as with any novel medical technology, private and public reimbursement is not automatically conveyed upon FDA approval. Our human-based collagen product still requires further marketing approvals from the FDA, and all of our other regulated products are at earlier stages of research, development and testing. These products, including additional indications for Dermagraft and TransCyte, will require significant additional research and development, as well as extensive preclinical and clinical testing.

     Since our products are based on innovative technologies, there are many reasons why our products may not advance beyond their early stage of development. These reasons include the possibilities that:

     o any or all of these products will be found to be unsafe or ineffective or otherwise fail to receive necessary regulatory approvals;

     o  our products are uneconomical to market;

     o third parties may hold legal rights that preclude us from marketing such products; or

     o our products fail to achieve market acceptance because of competing technologies and products.

RISKS RELATED TO OUR INDUSTRY
-----------------------------

IF WE FAIL TO OBTAIN REGULATORY APPROVAL TO COMMERCIALLY MANUFACTURE OR SELL ANY OF OUR PRODUCTS, OR IF APPROVAL IS DELAYED, IT COULD INCREASE THE COST OF PRODUCT DEVELOPMENT, OR ULTIMATELY PREVENT OR DELAY OUR ABILITY TO SELL OUR PRODUCTS AND GENERATE REVENUES.

     We and our development and commercial partners are subject to extensive government regulation. The FDA and other state and foreign regulatory authorities require rigorous preclinical testing, clinical trials and other product approval procedures for our products. Numerous regulations also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of our products. The process of obtaining these approvals and complying with applicable government regulations is time consuming and expensive. The FDA and other state or foreign regulatory authorities have limited experience with our technology and products. As a result, our products are susceptible to requests for clinical modifications or additional supportive data, or changes in regulatory policy, which could substantially extend the test period for our products resulting in delays or rejections. Even after substantial time and expense, we may not be able to obtain regulatory product approval by the FDA or any equivalent state or foreign authorities. If we obtain regulatory product approval, the approval may limit the uses for which we may market the product.

     Although the FDA has classified TransCyte as a medical device, the state of California and the state of New York have notified us that we must register as a tissue bank to manufacture or distribute TransCyte in those states. Although some states do not regulate tissue banks, there are other states besides California and New York that do. Such states could take a position similar to California and New York with regard to the regulatory status of TransCyte. In September 1997, we submitted a petition to the FDA requesting an advisory opinion that the FDA's federal regulation of this product as a medical device preempts conflicting New York laws from regulating the product as banked human tissue. In January 2000, the FDA denied our petition to preempt applicable New York laws, determining that state legislation would prevail. In view of the FDA's decision, we have initiated discussions at the individual state level, beginning with the state of California in an attempt to resolve this matter. Unless the outcome of these discussions concludes otherwise, we and our customers will be subjected to a costly new layer of regulation. In addition, under the laws of some states that regulate tissue, including New York and Florida, the sale of human tissues for valuable consideration is prohibited. We are currently distributing TransCyte in California and New York under tissue banking licenses. Due to the similarities of our products, regulations applicable to TransCyte may also apply to our Dermagraft product


     Additionally, in May 2001, McGhan Medical Corporation, a subsidiary of Inamed, filed a Pre-Market Approval supplement with the FDA, seeking approval to add our human-based collagen as an alternative source of McGhan Medical's injectable collagen. Clearance of the Pre-Market Approval amendment filing by the FDA would permit McGhan to market an injectable form of tissue-engineered, human-based collagen for wrinkle treatment. However, in October of 2001 Inamed announced that the FDA had requested certain additional pre-clinical data and had asked for skin-test studies to be conducted. Purchases of our human-based collagen may be delayed until such time as McGhan Medical receives FDA approval of their Pre-Market Approval supplement.

     In 2000, an Investigational Device Exemption was submitted to the FDA requesting approval to begin pilot human clinical studies using tissue-engineered cartilage for articular resurfacing of the knee joint, under the NeoCyte Joint Venture. The FDA raised agency jurisdictional issues as to whether or not this product should be regulated as a medical device or biologic, as well as questions about the preclinical studies.


     After regulatory approval is obtained, our products, their manufacture and related manufacturing facilities will be subject to continual review and periodic inspections. Any subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. For example, after inspecting the manufacturing facility early in 1998 in conjunction with our application for the approval of Dermagraft for the treatment of diabetic foot ulcers, the FDA notified us of numerous objectionable conditions under a Form FDA 483 list of observations. These observations concerned our manufacturing processes and systems for Dermagraft and TransCyte. In September 1998, we successfully completed a re-inspection by the FDA of our manufacturing facility and quality systems. However, we must continue to pass future facility inspections by the FDA and foreign regulatory authorities.

     Our research and development activities and operations involve the controlled use of small quantities of radioactive compounds, chemical solvents and other hazardous materials. In addition, our business involves the growth of human tissues. If an accident occurs, we could be held liable for any damages that result. In addition, these research activities and operations are subject to continual review under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state or local laws and regulations which impact our ability to develop and market our products.

HEALTHCARE REFORM MEASURES AND REIMBURSEMENT PROCEDURES MAY PREVENT US FROM OBTAINING AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS THAT IN TURN WOULD DECREASE OUR ABILITY TO GENERATE REVENUES.

     Our ability to commercialize our regulated products successfully will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. In the United States, government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new products. Initiatives to reform healthcare delivery are increasing these cost containment efforts. As managed care organizations continue to expand as a means of containing healthcare costs, we believe there may be attempts by such organizations to restrict the use of, delay authorization to use, or limit coverage and the level of reimbursement for, new products, such as those being developed and commercialized by us, pending completion of cost/benefit analyses of such products by those managed care organizations. Internationally, where national healthcare systems are prevalent, little, if any, funding may be available for new products, and cost containment and cost reduction efforts can be more pronounced than in the United States.

     Our TransCyte and Dermagraft products are novel and as such are subject to inherent uncertainty in the area of reimbursement. Adequate government or private payor coverage or levels of reimbursement may not be available for any of our products and we may not be able to maintain price levels sufficient for the realization of an appropriate return on our investment in such products. Failure to obtain sufficient coverage and reimbursement levels for uses of our products could decrease the market acceptance of such products.


DISCOVERIES OR DEVELOPMENT OF NEW TECHNOLOGIES BY OUR COMPETITORS OR OTHERS MAY MAKE OUR PRODUCTS LESS COMPETITIVE OR MAKE OUR PRODUCTS OBSOLETE.

     The biomedical technology industry is subject to rapid, unpredictable and significant technological change. Competition from universities, research institutions and pharmaceutical, chemical and biotechnology companies is intense.

     In the area of burns, our primary competitors use cadaver skin or pig tissue. We are also aware of several companies that have developed technologies involving processed cadaver skin used as a dermal replacement, such as LifeCell Corporation, or sheets of epidermis grown from the patient's own skin, such as Genzyme Biosurgery. Integra Life Sciences is marketing, through Johnson & Johnson, their Integra Artificial Skin, consisting of a bovine collagen and glycosaminoglycan matrix a with a synthetic polymer covering, for the treatment of burn wounds. In addition, we are aware that Ortec International, Inc. is marketing a cultured skin product, consisting of fibroblasts and keratinocytes on a bovine collagen sponge, for the treatment of burn wounds. Several other companies are also developing or plan to develop growth factors as a treatment for partial-thickness or small full-thickness wounds.

     In the area of diabetic foot ulcers, Organogenesis, Inc. has received approval and is marketing, under an alliance with Novartis Pharma AG, Apligraf, a product using cultured human cells seeded onto a bovine collagen matrix, also for the treatment of diabetic foot ulcers, having received FDA approval to market Apligraf in the treatment of venous ulcers in May 1998.

     Potential competition for our human collagen product, to be marketed by Inamed within the wrinkle revision market, will, we believe, come primarily from existing therapies such as collagen derived from bovine and cadaver sources. We are aware of potential competitors capable of producing recombinant human collagen, however, to our knowledge they have not demonstrated the ability to produce a viable commercial application. For certain indications within the wrinkle revision market, we believe that our human collagen will compete with Botox, marketed and manufactured by Allergan, Inc.

     Many competitors or potential competitors have greater financial resources, research and development capabilities and manufacturing and marketing experience than we do. In general, the first biomedical product to be commercialized for a particular therapeutic indication is often at a significant competitive advantage relative to later entrants to the market. Accordingly, the relative speed with which we can develop products, complete clinical trials, obtain regulatory approvals and develop commercial manufacturing capability may affect our competitive position.


     Other factors such as our ability to secure regulatory approval for our products, to implement production and marketing plans, and to secure adequate capital resources will also impact our competitive position. We may not have the resources to compete successfully.


IF WE ARE UNABLE TO ATTRACT KEY PERSONNEL AND ADVISORS OR IF OUR CURRENT MANAGEMENT AND TECHNICAL PERSONNEL LEAVE US, IT MAY LIMIT OUR ABILITY TO OBTAIN FINANCING OR TO DEVELOP OUR PRODUCTS.

     Our success will depend in large part upon our ability to attract and retain qualified scientific, administrative and management personnel as well as the continued contributions of our existing senior management and scientific and technical personnel. We face strong competition for such personnel and we may be unable to attract or retain such individuals. In particular, if we lose the services of either Arthur J. Benvenuto, our Chairman and Chief Executive Officer, or Dr. Gail K. Naughton, our President, it will limit our ability to achieve our business objectives and could make it difficult to raise additional funds or to attract partners. Although we carry key person insurance on Mr. Benvenuto and Dr. Naughton, we do not have employment agreements with any of our executive officers or other employees.


WE MAY NOT HAVE ADEQUATE INSURANCE AND, IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, IT MAY RESULT IN REDUCED DEMAND FOR OUR PRODUCTS OR DAMAGES THAT EXCEED OUR INSURANCE LIMITATIONS.

     The use of any of our products, whether for commercial applications or during clinical trials, exposes us to an inherent risk of product liability claims if such products cause injury, disease or result in harmful effects. Such liability might result from claims made directly by healthcare institutions, contract laboratories or others selling or using such products. We currently maintain product liability insurance coverage; however, such insurance coverage might not be sufficient to fully cover any potential claims. Such insurance can be expensive and difficult to obtain. Adequate insurance coverage may not be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect us against any such liability. Any product liability claim in excess of insurance coverage would have to be paid out of our cash reserves which would have a detrimental effect on our financial condition.

DISCOVERY OF PREVIOUSLY UNKNOWN PROBLEMS WITH A PRODUCT, MANUFACTURER, OR FACILITY, COULD RESULT IN PRODUCT RECALLS OR WITHDRAWALS AND SIGNIFICANTLY REDUCE OUR RESOURCES.

     Our tissue repair and transplantation products are complex and must be manufactured under well-controlled and sterile conditions, in addition to meeting strict product release criteria. Any manufacturing errors or defects, or uncorrected impurity or variation in a raw material, either unknown or undetected by us, could affect the quality and safety of our products. If any of the defects were material, we could be required to undertake a market withdrawal or recall of the affected products. The cost of a market withdrawal or product recall could significantly reduce our resources.

ADDITIONAL RISKS
----------------


OUR STOCK PRICE COULD CONTINUE TO BE VOLATILE AND ANY INVESTMENT COULD SUFFER A DECLINE IN VALUE, WHICH MAY PREVENT OR LIMIT OUR ABILITY TO RAISE ADDITIONAL CAPITAL WHICH COULD IN TURN DELAY COMMERCIALIZATION OF OUR PRODUCTS.


     The market price of our common stock has fluctuated significantly in recent years and is likely to fluctuate in the future. For example, from April 1998 to September 2001, our common stock has closed as high as $12.13 per share and as low as $1.97 per share. Factors contributing to this volatility have included:

     o  the timing of approval and commercialization of products;

     o  the results of research or scientific discoveries by us or others;

     o  progress or the results of preclinical and clinical trials;

     o  new technological innovations;

     o  developments concerning technology rights;

     o  litigation and related developments; and

     o  public perception regarding the safety and efficacy of our products.

     Fluctuations in our financial performance from period to period, the issuance of analysts' reports and general industry and market conditions also tend to have a significant impact on the market price of our common stock.

FUTURE SALES OF OUR SECURITIES IN THE PUBLIC MARKET COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY IN NEW STOCK OFFERINGS TO RAISE FUNDS TO CONTINUE OPERATIONS.

     The market price of our securities could drop due to sales of a large number of our securities or the perception that these sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a price that we deem appropriate.

OUR CHARTER DOCUMENTS AND STOCKHOLDER RIGHTS PLAN MAY PREVENT US FROM PARTICIPATING IN TRANSACTIONS THAT COULD BE BENEFICIAL TO STOCKHOLDERS.

     Our stockholder rights plan and provisions in our amended and restated certificate of incorporation and by-laws may discourage transactions involving an actual or potential change in our ownership, including transactions in which you might otherwise receive a premium for your shares over the then-current market price. These provisions also may limit our stockholder's ability to approve transactions that they deem to be in their best interest. In addition, our board of directors may issue shares of preferred stock without any further action by stockholders. Such share issuances may have the effect of delaying or preventing a change in our ownership.

                           FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe.

     Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

     o  market acceptance of and continuing demand for our products;

     o  the attainment of patent protection for any of these products;

     o  the impact of competitive products, pricing and reimbursement policies;

     o  our ability to obtain additional financing to support our operations;

     o  clinical trial results;

     o  obtaining and maintaining regulatory approval where required; and

     o  changing market conditions and other risks detailed below.

     You should read and interpret any forward-looking statements together with the following documents:

     o our most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC since January 1, 2001 and our proxy statement for our annual meeting of stockholders held on May 22, 2001;

     o the risk factors contained in this prospectus under the caption "Risk Factors"; and

     o  our other filings with the SEC.


     Any forward-looking statement speaks only as of the date on which that statement is made.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

         1. Our annual report on Form 10-K for the fiscal year ended December 31, 2000, including specified information in our definitive proxy statement in connection with our 2001 annual meeting of stockholders;

         2. Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

         3. Our current reports on Form 8-K filed October 3, 2001 and November 6, 2001;

         4. The description of our common stock contained in our registration statement on Form 8-A filed July 28, 1992, including any amendments or reports filed for the purpose of updating such descriptions; and

         5. The description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on January 6, 1995, including any amendments or reports filed for the purpose of updating such descriptions.

     The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Advanced Tissue Sciences, Inc.
                          10933 North Torrey Pines Road
                           La Jolla, California 92037
                                 (858) 713-7300
                            Attn: Investor Relations

         YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NO SELLING STOCKHOLDER IS AUTHORIZED TO MAKE AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                                 USE OF PROCEEDS

     Advanced Tissue Sciences will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

     Advanced Tissue Sciences is registering all 14,014,842 shares on behalf of the selling stockholders. We issued all of the shares to the selling stockholders in private placement transactions. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, collectively, the selling stockholders, may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market, in the over-the-counter market, through put or call option transactions relating to the shares, a combination of such methods of sale or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     o a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

     o an exchange distribution in accordance with the rules of the respective exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o  in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Advanced Tissue Sciences will make copies of this prospectus available to the selling stockholders and has informed them of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

     Advanced Tissue Sciences will file a supplement to this prospectus, if required, to comply with Rule 424(b) under the Securities Act, upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of each such selling stockholder and of the participating broker-dealer(s);

     o  the number of shares involved;

     o  the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o  other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, Advanced Tissue Sciences will file a supplement to this prospectus.

     Advanced Tissue Sciences will bear all costs, expenses and fees in connection with the registration of the shares, including a limited amount of one of the fees and expenses of certain selling stockholders and has agreed to indemnify the selling stockholders against specified liabilities arising in connection with this registration statement and the related prospectus. In addition, the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify Advanced Tissue Sciences, its directors and officers who sign the registration statement, and control persons against specified liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by each selling stockholder as of the date hereof. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar right, or transaction effected without the receipt of consideration which results in an increase in the number of Advanced Tissue Sciences' outstanding shares of common stock. Our strategic relationships with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc. and Smith & Nephew plc, an affiliate of Smith & Nephew SNATS, Inc. are discussed under "Recent Developments" above. UBS Warburg LLC, which is an affiliate of UBS O'Connor LLC and UBS Global Equity Arbitrage Master Ltd., served as the placement agent for the private placement with certain of the selling stockholders. Other than as stated above, the selling stockholders have not had a material relationship with us within the past three years other than as a result of their ownership of our securities. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares they hold and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.



                                         Shares Beneficially Owned Prior to This
                                                        Offering
                                         ----------------------------------------
                                                             Percentage of Common     Number of Shares Registered
     Name of Selling Stockholder             Number            Stock Outstanding            for Sale Hereby
-------------------------------------      ----------        --------------------     ---------------------------
  Medtronic Asset Management, Inc.         5,376,344                 7.4%                      5,376,344
  Smith & Nephew SNATS, Inc.               5,104,163                 6.9%                      5,104,163
  State of Wisconsin Investment           14,429,365                19.7%                      2,450,000
  Board
  MP BioPharmaceutical Fund, Ltd.            232,500                   *                         232,500
  BioPharmaceutical Portfolio                105,027                   *                         105,027
  MP BioPharmaceutical Partners LP            95,700                   *                          95,700
  Citi MP BioPharmaceutical                   48,700                   *                          48,700
  Partners LLC
  UBS O'Connor LLC f/b/o                     481,927                   *                         481,927
  UBS Global Equity Arbitrage
  Master Ltd.
  ZLP Master Technology Fund, LTD            120,481                   *                         120,481
  * Indicates less than 1%

                                  LEGAL MATTERS

     The validity of the securities offered in this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Advanced Tissue Sciences, Inc. and the combined financial statements of the Dermagraft Joint Venture included in our annual report on Form 10-K for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.





                                14,014,842 SHARES

                         ADVANCED TISSUE SCIENCES, INC.

                                  COMMON STOCK

                              ____________________

                                   PROSPECTUS

                              ____________________

                                           , 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the SEC registration fee.

     SEC registration fee........................................     $13,858
     Legal fees and expenses.....................................      35,000
     Accounting fees and expenses................................       5,000
     Miscellaneous expenses......................................       5,000
                                                                      -------
        TOTAL..............................................           $58,858
                                                                      =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any such person against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

     Our amended and restated certificate of incorporation provides that we shall, to the full extent permitted by law, indemnify all persons whom it may indemnify under the law. It also provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that a director's liability shall not be eliminated or limited for any breach of such director's duty of loyalty to us or our stockholders, for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, under
Section 174 of the DGCL or for any transaction from which such director derived an improper personal benefit.

     Our restated by-laws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he or she is or was our director, officer or employee or that such director, officer or employee is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture trust or other enterprise, collectively, Agent, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Our restated by-laws provide further that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor by reason of the fact that he or she is or was an Agent against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

     Under our restated by-laws, we have the power to purchase and maintain, and have obtained, a directors' and officers' liability policy to insure our officers and directors against certain liabilities. In addition, we have entered into indemnification agreements with our directors and officers containing provisions that may require us, among other things, to indemnify such directors and officers against specified liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if maintained for other directors or officers.

     In general, under the agreements entered into by the Company and the selling stockholders in connection with the private placement transactions, the Company agreed to indemnify the selling stockholders and other specified persons against liability, including legal fees and other expenses, that the selling stockholders or such persons may incur under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise in connection with material untrue statements or omissions in the agreements or this registration statement, including the prospectus, financial statements and schedules, and amendments and supplements to those documents, except liabilities related to misstatements or omissions made in the registration statement in conformity with written information furnished to the Company by or on behalf of the selling stockholders expressly for use in the registration statement or prospectus or any breach, violation or inaccuracy of the representations and warranties of the selling stockholders under the agreements or any material misstatement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the selling stockholders before the relevant sale or sales by the selling stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

      EXHIBIT NO.        DESCRIPTION

          4.1            Instruments defining the rights of stockholders.
                         Reference is made to our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws filed as Exhibits 3.1 and 3.2, respectively, to our quarterly report for the quarter ended June 30, 2000; our registration statements on Form 8-A, filed on July 28, 1992 and January 6, 1995; the Rights Agreement, dated as of January 6, 1995, between the Company and Chemical Trust Company of California, including the Certificate of Determination for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Summary of Rights to Right Certificate as Exhibit B and the Purchase Preferred Shares as Exhibit C, filed as Exhibit 1 to our current report on Form 8-K dated January 5, 1995; the First Amendment to Rights Agreement dated as of November 8, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated November 10, 1999; and the Second Amendment to Rights Agreement dated as of December 13, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated March 28, 2000

          5.1 Opinion of Brobeck, Phleger & Harrison LLP (Previously filed)

         23.1            Consent of Ernst & Young LLP, Independent Auditors

      EXHIBIT NO.        DESCRIPTION

         23.2 Consent of Brobeck, Phleger & Harrison LLP. Included in the Opinion of Brobeck, Phleger & Harrison LLP filed as Exhibit 5.1 (Previously filed)

         24.1 Power of Attorney. Included on page II-5 of registration statement no. 333-73824 (Previously filed)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on January 8, 2002.

                                             Advanced Tissue Sciences, Inc.


                                             By: /s/ Arthur J. Benvenuto
                                                --------------------------------
                                                Arthur J. Benvenuto,
                                                Chairman of the Board and
                                                 Chief Executive Officer


                                             By: /s/ Nikhil A. Mehta
                                                --------------------------------
                                                Nikhil A. Mehta,
                                                Senior Vice President and
                                                 Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



                 SIGNATURE                                    TITLE                           DATE
----------------------------------------            -------------------------         ------------------
 /s/ Arthur J. Benvenuto                            Chairman of the Board and         January 8, 2002
-----------------------------------------
Arthur J. Benvenuto

 *                                                  Director and President            January 8, 2002
----------------------------------------
Dr. Gail K. Naughton

 *                                                  Director                          January 8, 2002
----------------------------------------
Jerome E. Groopman, M.D.

 *                                                  Director                          January 8, 2002
----------------------------------------
Jack L. Heckel

 *                                                  Director                          January 8, 2002
----------------------------------------
Ronald L. Nelson

 *                                                  Director                          January 8, 2002
----------------------------------------
Dayton Ogden

 *                                                  Director                          January 8, 2002
----------------------------------------
David S. Tappan, Jr.

 *                                                  Director                          January 8, 2002
----------------------------------------
Dr. Gail R. Wilensky


*By:   /s/ Arthur J. Benvenuto
     -----------------------------------
     Arthur J. Benvenuto
     Attorney-In-Fact


                                  EXHIBIT INDEX


      EXHIBIT NO.        DESCRIPTION

          4.1            Instruments defining the rights of stockholders.
                         Reference is made to our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws filed as Exhibits 3.1 and 3.2, respectively, to our quarterly report for the quarter ended June 30, 2000; our registration statements on Form 8-A, filed on July 28, 1992 and January 6, 1995; the Rights Agreement, dated as of January 6, 1995, between the Company and Chemical Trust Company of California, including the Certificate of Determination for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Summary of Rights to Right Certificate as Exhibit B and the Purchase Preferred Shares as Exhibit C, filed as Exhibit 1 to our current report on Form 8-K dated January 5, 1995; the First Amendment to Rights Agreement dated as of November 8, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated November 10, 1999; and the Second Amendment to Rights Agreement dated as of December 13, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated March 28, 2000

          5.1 Opinion of Brobeck, Phleger & Harrison LLP (Previously filed)

         23.1            Consent of Ernst & Young LLP, Independent Auditors

         23.2 Consent of Brobeck, Phleger & Harrison LLP. Included in the Opinion of Brobeck, Phleger & Harrison LLP filed as Exhibit 5.1 (Previously filed)

         24.1 Power of Attorney. Included on page II-5 of registration statement no. 333-73824 (Previously filed)